Exhibit 99.1
FOR IMMEDIATE RELEASE

October 30, 2017

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter 2017 Operating Results

DALLAS, TEXAS, October 30, 2017 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $40.0 million for the quarter ended September 30, 2017. In comparison, for the quarters ended June 30, 2017 and September 30, 2016, the Bank reported net income of $43.8 million and $21.1 million, respectively. For the nine months ended September 30, 2017, the Bank reported net income of $118.9 million, as compared to $50.6 million for the nine months ended September 30, 2016.

The $3.8 million decrease in net income from the second quarter to the third quarter of 2017 was attributable primarily to an increase in the Bank's non-interest expenses ($2.7 million), which was due in large part to $1.8 million of grants and donations that were made to support recovery efforts in the areas impacted by Hurricane Harvey.

Total assets at September 30, 2017 were $66.4 billion, compared with $62.9 billion at June 30, 2017 and $58.2 billion at December 31, 2016. The $3.5 billion increase in total assets for the third quarter was attributable primarily to increases in the Bank's advances ($2.2 billion), short-term liquidity portfolio ($0.6 billion), long-term investments ($0.5 billion) and mortgage loans held for portfolio ($0.2 billion). For the nine months ended September 30, 2017, the $8.2 billion increase in total assets was attributable primarily to increases in the Bank's advances ($3.8 billion), short-term liquidity portfolio ($2.5 billion), long-term investments ($1.3 billion) and mortgage loans held for portfolio ($0.5 billion). Advances totaled $36.3 billion at September 30, 2017, compared with $34.1 billion at June 30, 2017 and $32.5 billion at December 31, 2016.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $2.0 billion at September 30, 2017 as compared to $2.2 billion at June 30, 2017 and $2.5 billion at December 31, 2016. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $15.0 billion at September 30, 2017 as compared to $14.3 billion at June 30, 2017 and $13.2 billion at December 31, 2016. The Bank also held a $0.1 billion long-term U.S. Treasury Note in its trading securities portfolio at September 30, 2017, June 30, 2017 and December 31, 2016.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight federal funds sold (including loans to other Federal Home Loan Banks) and reverse repurchase agreements, totaled $12.1 billion at September 30, 2017, compared to $11.5 billion at June 30, 2017 and $9.6 billion at December 31, 2016.

The Bank's mortgage loans held for portfolio totaled $577 million at September 30, 2017, as compared to $379 million at June 30, 2017 and $124 million at December 31, 2016.

The Bank's retained earnings increased to $921 million at September 30, 2017 from $890 million at June 30, 2017 and $824 million at December 31, 2016. On September 27, 2017, a dividend of $8.6 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended September 30, 2017 (and, for comparative purposes, as of June 30, 2017 and December 31, 2016 and for the quarters ended June 30, 2017 and September 30, 2016) is set forth below. Further discussion and analysis regarding the Bank's third quarter results will be included in its Form 10-Q for the quarter ended September 30, 2017 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 840 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended September 30, 2017
(Unaudited, in thousands)

	September 30, 2017	June 30, 2017	December 31, 2016
Selected Statement of Condition Data:

Assets
Investments (1)	$29,255,476	$28,122,619	$25,419,421
Advances	36,287,884	34,132,238	32,506,175
Mortgage loans held for portfolio, net	576,806	378,885	123,961
Cash and other assets	329,717	228,755	162,520
Total assets	$66,449,883	$62,862,497	$58,212,077

Liabilities
Consolidated obligations
Discount notes	$31,438,766	$28,014,878	$26,941,782
Bonds	30,060,229	30,020,333	26,997,487
Total consolidated obligations	61,498,995	58,035,211	53,939,269
Mandatorily redeemable capital stock	7,032	23,146	3,417
Other liabilities	1,655,271	1,666,835	1,452,049
Total liabilities	63,161,298	59,725,192	55,394,735
Capital
Capital stock — putable	2,206,815	2,114,575	1,930,148
Retained earnings	920,914	889,544	823,984
Total accumulated other comprehensive income	160,856	133,186	63,210
Total capital	3,288,585	3,137,305	2,817,342
Total liabilities and capital	$66,449,883	$62,862,497	$58,212,077

Total regulatory capital (2)	$3,134,761	$3,027,265	$2,757,549

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Selected Statement of Income Data:

Net interest income	$62,492	$61,514	$44,668	$176,752	$118,215
Other income	5,463	7,890	2,405	21,910	702
Other expense	23,491	20,774	23,600	66,525	62,692
AHP assessment	4,451	4,867	2,348	13,223	5,625
Net income	$40,013	$43,763	$21,125	$118,914	$50,600

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other Federal Home Loan Banks, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of September 30, 2017, June 30, 2017 and December 31, 2016, total regulatory capital represented 4.72 percent, 4.82 percent and 4.74 percent, respectively, of total assets as of those dates.
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